Exhibit 99.1
TRANSACT TECHNOLOGIES PROMOTES TRACEY CHERNAY TO SENIOR VICE
PRESIDENT SALES AND MARKETING
— Leverages Synergies by Consolidating Product Sales and Marketing —
Hamden, CT, May 18, 2007 – TransAct Technologies Incorporated (NASDAQ: TACT), a leading producer of transaction-based printers for customers worldwide, today announced that Tracey Chernay has been promoted to the position of Senior Vice President, Sales & Marketing for all TransAct markets including Gaming, Lottery, Kiosk, POS and Banking. The promotion follows the announcement by Jon Berkley, Senior Vice President and Business Manager of Global Gaming and Lottery, that he has accepted a position as CEO and President of a Las Vegas-based company and will depart TransAct effective June 1, 2007.
“Over the last four years Jon Berkley has made significant contributions to the overall advancement of TransAct’s Global Gaming and Lottery business. He has helped us secure partnerships, gain market share and drive revenue. Everyone at TransAct is excited for Jon as he steps up to assume this high-level role. I would like to thank Jon for his many contributions to TransAct and wish him well as he engages in new challenges,” stated Bart C. Shuldman, Chairman, President and CEO of TransAct.
In her new role, Chernay will be responsible for sales and marketing of all TransAct printer products worldwide. By centering all product sales and marketing efforts under the direction of Chernay, TransAct will be able to leverage the synergies of the products it designs and manufactures across its markets. Jim Stetson, Senior Vice President and Business Manager of TransAct Services Group will continue to lead the sales initiatives for TransAct’s services and consumable sales. Chernay and Stetson will work closely together to meet the needs of TransAct customers from the sale of printers and supplies to the vital services that round out its comprehensive offerings.
Mr. Shuldman continued, “Tracey has over 20 years of proven sales management experience and during her tenure at TransAct she has proven to be an invaluable member of and a tremendous asset to the Company. I am confident that her experience and knowledge of TransAct’s products, technology and markets, combined with her sales leadership, will help deliver results across all of TransAct’s markets. The strategic combination of product sales and services has proven to be an important driver for TransAct’s business, and Jim and Tracey’s combined efforts will help our business to continue to grow.”
Chernay joined TransAct in May 2005 as Senior Vice President, Marketing and was promoted to the position of Senior Vice President, Sales & Marketing for Point of Sale (POS) and Banking in July 2006. She has been responsible for all marketing initiatives at the Company as well as responsible for leading and directing the domestic and international sales and marketing activities for the POS and Banking markets. She has also been instrumental in the product

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management and successful launch of TransAct’s Ithaca 8000™ at NRA 2006 and the Epic 430™ at ICE 2006. Prior to joining TransAct, Chernay was the Worldwide Manager of Xerox Production Color Marketing and managed the Xerox Greater Pennsylvania/Delaware Valley Sales Operation Unit as Manager of Sales Operations.
About TransAct
TransAct Technologies Incorporated (NASDAQ:TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, POS, kiosk, and banking. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, and selected distributors. TransAct has over two million printers installed around the world. TransAct has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.
Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group
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Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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